                                                                   EXHIBIT NO. 5
                                                                   -------------

                                CS First Boston



CS First Boston Corporation                                  55 East 52nd Street
                                                        New York, NY  10055-0186
                                                          Telephone 212 909 2000



                                      November 22, 1996

Mr. Tom Fuller
Nomura Holding America, Inc.
2 World Financial Center
Building B, 17th Floor
New York, New York 10281

BY FAX: (212) 667-1708

Dear Tom:

     Reference is made to the Assignment Agreement ("Assignment Agreement") dated as of September 14, 1996 by and between Nomura Holding America, Inc. ("Nomura"), as Buyer and CS First Boston Securities Corporation ("CSFB"), as Seller. This is the Pricing Letter referred to therein. (Capitalized terms used herein shall have the meanings set forth in the Assignment Agreement.)

     CSFB represents and warrants to Nomura that the rights being transferred to Nomura pursuant to the Assignment Agreement include:

     MK Stock                        963,916
     MKRL Stock                      473,925
     MK Pfd Shares                    71,808

     Proceeds:  MK Rail Note         1,472,035.20
                MK3 Rights             153,244.55
                MK6 Rights             460,244.02
                Cash                   530,608.76     Net Proceeds  2,616,132.53

     Nomura agrees to pay to CSFB a Net Purchase Price of $11,519,675.44 (the "Net Purchase Price"), calculated as follows:

                                                                   EXHIBIT NO. 5
                                                                   -------------



                                                       Proceeds Owed to CSFB
                                                       ---------------------
     Funded Revolver [9,921,052.74]                         7,671,239.72
     Funded Letters of Credit [5,958,661.74]                5,958,661.74

     Cost of Carry from July 22, 1996                         386,808.65

     .75 of Nomura's claim in connection with Swap
     negotiations                                             119,097.86

     TOTAL OWED TO CSFB                                    14,135,807.97

     less cash distribution owed to Nomura                 (2,616,132.53)

     NET OWED TO CSFB                                      11,519,675.44

     The Net Purchase Price shall be paid by Nomura to CSFB in immediately available funds in accordance with the payment instructions set forth in the Assignment Agreement.

     Each party agrees that, except as may be compelled by legal process or by an order, judgment or decree or a court or other governmental authority of competent jurisdiction, it shall not disclose to any person or entity the terms or conditions of this Pricing Letter.

                            Very truly yours,

                            CS FIRST BOSTON SECURITIES
                            CORPORATION

                            /s/ David J. Matlin

                            David J. Matlin
                            Managing Director

Accepted and Agreed:
NOMURA HOLDING AMERICA, INC.

/s/ Dennis Dolan
-----------------------------
By: DENNIS DOLAN
Title: Managing Director